Medco Research, Inc.

                                                    EXHIBIT 11


                                    COMPUTATION OF NET INCOME PER COMMON SHARE
                                                    (Unaudited)

                                                                                   THREE MONTHS ENDED
                                                                            March 31               March 31
                                                                              1997                   1996
                                                                      ---------------------- -----------------------
           (in thousands except per share data)

           PRIMARY
             Weighted average shares outstanding                                     10,682                  10,967
             Net effect of dilutive stock options
                 based on the treasury stock method
                 using average market price                                              49                       4
                                                                      ====================== =======================
                                                                                     10,731                  10,971
                                                                      ====================== =======================
             Net income                                                              $1,390                    $558
                                                                      ====================== =======================
             Per share                                                                $0.13                   $0.05
                                                                      ====================== =======================

           FULLY DILUTED
             Weighted average shares outstanding                                     10,682                  10,967
             Net effect of dilutive stock options
                 based on the treasury stock method
                 using ending market price, if
                 higher than average market price                                        49                       6
                                                                      ---------------------- -----------------------
                                                                                     10,731                  10,973
                                                                      ====================== =======================
             Net income                                                              $1,390                    $558
                                                                      ====================== =======================
             Per share                                                                $0.13                   $0.05
                                                                      ====================== =======================